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Constellation Brands Reports
Fiscal 2009 Results

•	Comparable basis diluted EPS of $1.60 up 11 percent; reported basis diluted loss per share of $1.40

•	Generates strong free cash flow of $378 million for fiscal 2009; debt decreases by more than $820 million for the year

•	Significantly increases comparable basis margins

•	Non-cash impairments and other charges reduce reported fiscal 2009 results

•	Company provides fiscal 2010 outlook; projects comparable basis diluted EPS of $1.60 - $1.70 and reported basis diluted EPS of $0.97 - $1.07

Fiscal 2009 Financial Highlights* (in millions, except per share data)

	Comparable	% Change	Reported	% Change
Consolidated net sales	$3,655	-3%	$3,655	-3%

Operating income	$598	10%	$23	NM

Operating margin	16.4%	200 bps	NM	NM

Equity in earnings of equity method investees**	$270	-1%	$187	-28%

Earnings before interest and taxes (EBIT)	$868	6%	-	-

Net income/(loss)	$351	9%	$(301)	NM

Diluted earnings/(loss) per share	$1.60	11%	$(1.40)	NM

VICTOR, N.Y., April 8, 2009 – Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), the world’s largest wine company, reported today its fiscal 2009 results and fiscal 2010 outlook.  “Throughout fiscal 2009, we made great strides in a number of key areas including strong free cash flow generation, reducing borrowings, creating internal efficiencies and transforming our product portfolio through acquisitions and divestitures,” said Rob Sands, president and chief executive officer of Constellation Brands. “I am pleased with these accomplishments especially during a time of global economic recession.”

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Fiscal 2009 Net Sales Highlights*
(in millions)
	Reported			Organic
	Net Sales	% Change	Constant Currency Change	Net Sales	% Change	Constant Currency Change
Consolidated	$3,655	-3%	-	$3,507	-	4%
Branded Wine	$3,015	-	4%	$2,868	-1%	3%
Spirits	$419	1%	1%	$419	6%	6%
Wholesale/ other	$221	-35%	-30%	$221	2%	10%

* Definitions of reported, comparable, organic and constant currency, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
** Hereafter referred to as “equity earnings/(loss).”
NM = Not Meaningful

Fiscal 2009 Net Sales Commentary

Organic net sales increased four percent on a constant currency basis. Reported consolidated net sales decreased three percent due primarily to the impact of year-over-year currency exchange rate fluctuation. The net sales benefit from the acquisition of the Clos du Bois and Wild Horse brands was more than offset by the divestitures of the Almaden, Inglenook and certain Pacific Northwest wine brands and the impact of reporting the Matthew Clark joint venture under the equity method.

Branded wine organic net sales on a constant currency basis increased three percent, which includes an eight percent increase for North America, a nine percent decrease for Europe, and three percent decrease for Australia/New Zealand. Sales performance in North America reflects solid growth in Canada and the benefit of overlapping the company’s initiative to reduce distributor wine inventory levels in the U.S., which negatively impacted net sales in fiscal 2008. Volume growth in key markets was impacted by challenging economic conditions coupled with the implementation of price increases and planned SKU reductions. These price increases and SKU reductions resulted in the expected benefit of enhanced worldwide wine margins.

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“During the course of the year, we made significant progress toward premiumizing our product portfolio and will continue our efforts to leverage large, consumer-preferred brands that return the greatest profits,” Sands said. “We have some of the strongest and most recognized brands in the industry.  Brands like Robert Mondavi, Wild Horse, Ravenswood, Estancia, Clos du Bois and Simi have performed well in the marketplace as consumers in this environment are turning to trusted products that represent quality and good value.”

Total spirits organic net sales increased six percent for the year, led by a 50 percent gain for SVEDKA Vodka and solid performance of Black Velvet Canadian Whisky. “We are experiencing positive performance from our retained spirits brands and are very pleased that according to market data, SVEDKA has become the fastest growing major spirits brand in the world and the third largest imported vodka in the U.S.,” said Sands.  “SVEDKA’s price point and unique marketing approach resonates with consumers who enjoy the product’s high-end image, quality and value.”

Fiscal 2009 Operating Income, Net Income, Diluted EPS Commentary

Wines segment operating income increased $63 million versus the prior year.  This increase reflects the contribution from the Clos du Bois and Wild Horse brands, the overlap of the U.S. distributor wine inventory reduction initiative and benefits from price increases, partially offset by the divestitures of the Almaden, Inglenook and certain Pacific Northwest wine brands and a decrease in international business performance. The repositioning of the company’s U.S. portfolio to more premium brands and resulting synergies has positively impacted operating profit margins.

Constellation’s equity earnings from its 50 percent interest in the Crown Imports joint venture totaled $252 million, a decrease of one percent.  For fiscal 2009, Crown Imports generated net sales of $2.4 billion, which was even with the prior year, and operating income of $504 million, a decrease of one percent.

“Crown’s imported beer business has also been affected by the macroeconomic climate,” said Sands. “However, looking toward fiscal 2010, Crown is building momentum for its key spring and summer selling season by putting in place a number of new promotional activities targeted to key locations around the U.S.”

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For fiscal 2009, pre-tax restructuring charges, acquisition-related integration costs and unusual items totaled $658 million compared to $918 million for the prior year.  During the fourth quarter fiscal 2009, the company recorded an estimated $358 million of non-cash impairment charges related to goodwill, intangible assets and equity method investments primarily in connection with the company’s annual impairment testing of its international businesses.

Subsequent to the March 25 fourth quarter earnings preannouncement, the company recorded a non-cash inventory adjustment related primarily to prior years at the company’s Australian subsidiary which negatively impacted fiscal 2009 reported basis diluted loss per share.

Interest expense totaled $316 million, a decrease of seven percent. The decrease was primarily from lower interest rates for the year. The company generated free cash flow of $378 million compared with $376 million in the prior year.

“Due primarily to strong free cash flow, and the proceeds from asset dispositions during fiscal 2009, total debt decreased by more than $820 million from fiscal year end 2008 levels,” said Bob Ryder, Constellation Brands chief financial officer. “By the end of fiscal 2009, we prepaid all of our term loan payment requirements under our senior credit facility for fiscal 2010 and a portion for fiscal 2011. Additionally, the $210 million of after-tax proceeds from the recently completed sale of the value spirits business further enhances our deleveraging efforts and will bring our debt to comparable basis EBITDA ratio to almost four times.”

For fiscal 2010, the company is targeting free cash flow in the range of $230 - $270 million. The decrease from fiscal 2009 is expected to be primarily driven by higher taxes paid including a $65 million tax payment related to the sale of the value spirits business in fiscal 2010, approximately $55 million in favorable hedge transaction settlements received in fiscal 2009 that are not expected to reoccur and higher capital expenditures.

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Fourth Quarter 2009 Financial Highlights*
(in millions, except per share data)
	Comparable	% Change	Reported	% Change
Consolidated net sales	$735	-17%	$735	-17%
Operating income/(loss)	$102	-26%	$(287)	NM
Operating margin	13.9%	-160 bps	NM	NM
Equity earnings/(loss)	$47	10%	$(32)	NM
EBIT	$149	-17%	$-	-
Net income/(loss)	$46	-37%	$(407)	NM
Diluted earnings/(loss) per share	$0.21	-38%	$(1.88)	NM

Fourth Quarter 2009 Net Sales Highlights*
(in millions)
	Reported			Organic
	Net Sales	% Change	Constant Currency Change	Net Sales	% Change	Constant Currency Change
Consolidated	$735	-17%	-8%	$735	-13%	-3%
Branded Wine	$619	-17%	-7%	$619	-14%	-4%
Spirits	$93	-3%	-3%	$93	6%	6%
Wholesale/other	$24	-44%	-22%	$24	-44%	-22%

Fourth Quarter 2009 Net Sales Commentary

Organic net sales decreased three percent on a constant currency basis. Reported consolidated net sales decreased 17 percent primarily due to the impact of year-over-year currency exchange rate fluctuations and the divestitures of the Almaden, Inglenook, certain Pacific Northwest wine brands and the exit of certain spirits contract production services.

           Branded wine organic net sales on a constant currency basis decreased four percent, which includes a one percent increase for North America, a 16 percent decrease for Europe and a four percent decrease for Australia/New Zealand.   These results reflect the impact of increasingly challenging economic conditions, especially in the U.K. and Australia, price increases and planned SKU reductions.

“Turbulent global trading conditions negatively impacted our sales mix in the fourth quarter, which in turn affected our gross profit margins,” said Sands. “However, we have been able to partially offset these challenges through cost reductions which reflect our flexibility to quickly adapt.”

Total spirits organic net sales increased six percent for the quarter, driven by the growth of SVEDKA.

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Fourth Quarter 2009 Operating Income, Net Income, Diluted EPS Commentary

Wines segment operating income decreased $39 million versus the prior year quarter.  This decrease primarily reflects the divestitures of the Almaden, Inglenook and certain Pacific Northwest wine brands and a significant decrease in the international business performance.

Constellation’s equity earnings from its Crown Imports joint venture totaled $47 million, an increase of 13 percent.  For fourth quarter 2009, Crown Imports generated net sales of $434 million, a decrease of six percent, and operating income of $93 million, an increase of 13 percent. The decrease in net sales reflects continuing challenges in the on-premise and convenience channels. Operating income increased due to timing of expenses and cost containment efforts.

For fourth quarter 2009, pre-tax restructuring charges, acquisition-related integration costs and unusual items totaled $468 million compared to $893 million for the prior year quarter.

Interest expense totaled $71 million, a decrease of 24 percent reflecting the benefit of lower average debt balances and interest rates.

Fiscal 2010 Global Initiative

Beginning in the first quarter of fiscal 2010, the company will implement operational changes to simplify the business, increase efficiencies and reduce its cost structure on a global basis. The company expects these actions to result in the elimination of approximately five percent of its global workforce and rationalization of certain facilities. Constellation expects these actions to produce cost savings of approximately $25 million in fiscal 2010 and more than $50 million by the end of fiscal 2011. These savings include synergies from consolidating the retained spirits brands into the North American wine business.

In connection with this global initiative, the company expects to incur one-time cash charges of approximately $83 million and one-time non-cash charges of approximately $29 million, for a total of approximately $112 million, which are summarized below. Approximately $106 million of the total charges are expected to be recognized in fiscal 2010.

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Estimated Pretax Charges
(in millions)
Restructuring charges:
Employee termination costs(1)	$25
Contract termination costs(2)	22
Other associated costs	4
Total restructuring charges (cash)	51
Other related costs (cash)	32
Accelerated depreciation (non-cash)	29
Total costs	$112

Total cash charges	$83
Total non-cash charges	$29

(1)  The Company estimates that actual employee termination costs could range from $20 million to $30 million depending on the final implementation of the Global Initiative.
(2)  The Company may incur additional contract termination costs of up to $10 million as a result of the outcome of the negotiation of certain contract exits.

Summary

“Constellation is focused on the right strategies during these tough economic times to generate cash, pay down debt and increase return on invested capital,” said Sands. “Given the difficult and uncertain economic conditions, we are cautious with our outlook for fiscal 2010.  However, our business strategy remains intact, we have a clear path forward and plan to be prudent in managing the bottom line by focusing on right-sizing our organization, creating efficiencies and rapidly deleveraging. We believe this strategy, complemented by the strength of our brands, positions the company well to benefit from the inevitable upturn in the economy when it occurs.”

Outlook

The table below sets forth management’s current diluted EPS expectations for fiscal year 2010 compared to fiscal year 2009 actual results, both on a reported basis and a comparable basis.

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Constellation Brands Fiscal Year 2010
Diluted Earnings Per Share Outlook

	Reported Basis		Comparable Basis
	FY10 Estimate	FY09 Actual	FY10 Estimate	FY09 Actual
Fiscal Year Ending Feb. 28	$0.97 - $1.07	($1.40)	$1.60 - $1.70	$1.60

Full-year fiscal 2010 guidance includes the developments described above as well as the following current assumptions:

•	Interest expense: approximately $265 - $285 million

•
Tax rate: approximately 53 percent on a reported basis, which includes a provision of 9 percentage points associated with the March 2009 disposal of the value spirits business and 5 percentage points related to international restructuring activities with minimal tax benefits, for approximately 38 percent on a comparable basis

•	Weighted average diluted shares outstanding: approximately 222 million

•	Free cash flow: $230 - $270 million

Conference Call

A conference call to discuss fiscal 2009 results and outlook for fiscal 2010 will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer Bob Ryder on Wednesday, April 8, 2009 at 10:30 a.m. (eastern).  The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call.  A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments) and other financial information that may be discussed in the call will be available on the Internet at Constellation’s Web site: www.cbrands.com under “Investors,” prior to the call.

Explanations

Reported basis (“reported”) operating income, equity in earnings of equity method investees, net income and diluted EPS are as reported under generally accepted accounting principles.  Operating income, equity in earnings of equity method investees, net income and diluted EPS on a comparable basis (“comparable”), exclude restructuring charges, acquisition-related integration costs and unusual items.  The company’s measure of segment profitability excludes restructuring charges, acquisition-related integration costs and unusual items, which is consistent with the measure used by management to evaluate results.

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The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT and free cash flow.

Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.

About Constellation Brands

Constellation Brands, Inc. is the largest wine company in the world with a strong portfolio of consumer-preferred premium wine brands complemented by spirits, imported beer and other select beverage alcohol products. The company has significant market presence in the U.S., Canada, U.K., Australia and New Zealand.  Based in Victor, N.Y., the company has more than 200 brands in its portfolio, sales in about 150 countries and operates approximately 50 facilities.  It is the largest premium wine company in the U.S.; the largest wine company in the U.K., Australia and Canada; the second largest wine company in New Zealand; and the largest beer importer and marketer in the U.S. through its Crown Imports joint venture with Mexico’s Grupo Modelo.  Constellation Brands is a S&P 500 Index and Fortune 500® company.  Major brands in the company’s portfolio include Robert Mondavi wines, Hardys, Clos du Bois, Blackstone, Banrock Station, Arbor Mist, Estancia, Ravenswood, Jackson-Triggs, Kim Crawford, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka. To learn more about Constellation Brands and its product portfolio visit the company’s Web site at www.cbrands.com.

Forward-Looking Statements

The statements made under the heading Outlook, as well as all other statements set forth in this news release which are not historical facts regarding Constellation’s business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.

During the current quarter, Constellation may reiterate the Projections.  Prior to the start of the company's quiet period, which will begin at the close of business on May 22, 2009, the public can continue to rely on the Projections as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.  During Constellation’s “quiet period”, the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.

The Projections are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, or financing that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.

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In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•	successful integration of acquired businesses and realization of expected synergies;

•	completion of various portfolio actions;

•
achievement of all expected cost savings from the company's various restructuring plans, realization of expected asset sale proceeds from the sale of inventory and other assets, and receipt of all consideration from the divestiture of the value spirits business;

•	accuracy of the bases for forecasts relating to joint ventures and associated costs and capital investment requirements;

•
final management determinations and independent appraisals may vary materially from current management estimates of the fair value of assets acquired and liabilities assumed in the company's acquisitions and from estimates of goodwill and intangible asset impairment charges;

•
restructuring charges, acquisition-related integration costs, other one-time costs and purchase accounting adjustments associated with integration and restructuring plans may vary materially from management's current estimates due to variations in one or more of anticipated headcount reductions, contract terminations, costs or timing of plan implementation;

•	raw material supply, production or shipment difficulties could adversely affect the company's ability to supply its customers;

•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in lower than expected sales or higher than expected expenses;

•
general economic, geo-political and regulatory conditions, prolonged downturn in the economic markets in the U.S. and in the company’s major markets outside of the U.S., continuing instability in world financial markets, or unanticipated environmental liabilities and costs;

•	changes to accounting rules and tax laws, and other factors which could impact the company's reported financial position or effective tax rate;

•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs; and

•
other factors and uncertainties disclosed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 29, 2008, and its Quarterly Report on Form 10-Q for the fiscal quarter ended Nov. 30, 2008, which could cause actual future performance to differ from current expectations.

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Constellation Brands, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	February 28, 2009	February 29, 2008
Assets

Current Assets:
Cash and cash investments	$13.1	$20.5
Accounts receivable, net	524.6	731.6
Inventories	1,828.7	2,179.5
Prepaid expenses and other	168.1	267.4

Total current assets	2,534.5	3,199.0

Property, plant and equipment, net	1,547.5	2,035.0
Goodwill	2,615.0	3,123.9
Intangible assets, net	1,000.6	1,190.0
Other assets, net	338.9	504.9

Total assets	$8,036.5	$10,052.8

Liabilities and Stockholders' Equity

Current Liabilities:
Notes payable to banks	$227.3	$379.5
Current maturities of long-term debt	235.2	229.3
Accounts payable	288.7	349.4
Accrued excise taxes	57.6	62.4
Other accrued expenses and liabilities	517.6	697.7

Total current liabilities	1,326.4	1,718.3

Long-term debt, less current maturities	3,971.1	4,648.7
Deferred income taxes	543.6	535.8
Other liabilities	287.1	384.1

Total liabilities	6,128.2	7,286.9

Total stockholders' equity	1,908.3	2,765.9

Total liabilities and stockholders' equity	$8,036.5	$10,052.8

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Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended		Year Ended
	February 28, 2009	February 29, 2008	February 28, 2009	February 29, 2008

Sales	$964.9	$1,135.4	$4,723.0	$4,885.1
Excise taxes	(229.8)	(251.0)	(1,068.4)	(1,112.1)
Net sales	735.1	884.4	3,654.6	3,773.0

Cost of product sold	(543.9)	(572.7)	(2,424.6)	(2,491.5)
Gross profit	191.2	311.7	1,230.0	1,281.5

Selling, general and administrative expenses	(171.2)	(227.1)	(830.4)	(807.3)
Impairment of goodwill and intangible assets	(278.6)	(812.2)	(300.4)	(812.2)
Restructuring charges	(27.7)	(6.2)	(68.0)	(6.9)
Acquisition-related integration costs	(0.6)	(6.6)	(8.2)	(11.8)
Operating (loss) income	(286.9)	(740.4)	23.0	(356.7)

Equity in (losses) earnings of equity method investees	(31.9)	27.8	186.6	257.9
Interest expense, net	(70.7)	(93.0)	(316.4)	(341.8)
Loss before income taxes	(389.5)	(805.6)	(106.8)	(440.6)

Provision for income taxes	(17.3)	(29.2)	(194.6)	(172.7)
Net loss	$(406.8)	$(834.8)	$(301.4)	$(613.3)

Loss Per Common Share:
Basic - Class A Common Stock	$(1.88)	$(3.91)	$(1.40)	$(2.83)
Basic - Class B Common Stock	$(1.71)	$(3.55)	$(1.27)	$(2.57)

Diluted - Class A Common Stock	$(1.88)	$(3.91)	$(1.40)	$(2.83)
Diluted - Class B Common Stock	$(1.71)	$(3.55)	$(1.27)	$(2.57)

Weighted Average Common Shares Outstanding:
Basic - Class A Common Stock	194.669	191.946	193.906	195.135
Basic - Class B Common Stock	23.744	23.794	23.753	23.812

Diluted - Class A Common Stock	194.669	191.946	193.906	195.135
Diluted - Class B Common Stock	23.744	23.794	23.753	23.812

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Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended
	February 28, 2009	February 29, 2008
Cash Flows From Operating Activities
Net loss	$(301.4)	$(613.3)
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment of goodwill and intangible assets	300.4	812.2
Depreciation of property, plant and equipment	143.6	154.7
Equity in earnings of equity method investees, net of distributed earnings	90.3	20.7
Write-down of Australian inventory	75.5	-
Stock-based compensation expense	46.1	32.0
Loss on disposal or impairment of long-lived assets, net	44.9	1.8
Loss on businesses sold or held for sale	31.5	34.6
Amortization of intangible and other assets	13.4	11.2
Deferred tax provision	2.3	98.0
Change in operating assets and liabilities, net of effects from purchases and sales of businesses:
Accounts receivable, net	87.4	56.2
Inventories	(86.0)	(37.8)
Prepaid expenses and other current assets	9.4	(5.8)
Accounts payable	(26.9)	16.3
Accrued excise taxes	12.1	2.4
Other accrued expenses and liabilities	(95.0)	(34.2)
Other, net	159.3	(29.2)
Total adjustments	808.3	1,133.1
Net cash provided by operating activities	506.9	519.8

Cash Flows From Investing Activities
Proceeds from sales of businesses	204.2	136.5
Proceeds from sales of assets	25.4	19.4
Capital distributions from equity method investeess	20.8	-
Purchases of businesses, net of cash acquired	0.1	(1,302.0)
Purchases of property, plant and equipment	(128.6)	(143.8)
Investment in equity method investee	(3.2)	(4.6)
Payment of accrued earn-out amount	-	(4.0)
Proceeds from formation of joint venture	-	185.6
Other investing activities	9.9	-
Net cash provided by (used in) investing activities	128.6	(1,112.9)

Cash Flows From Financing Activities
Principal payments of long-term debt	(577.6)	(374.9)
Net (repayment of) proceeds from notes payable	(109.7)	219.4
Exercise of employee stock options	27.1	20.6
Excess tax benefits from stock-based payment awards	7.2	11.3
Proceeds from employee stock purchases	5.6	6.2
Proceeds from issuance of long-term debt	-	1,212.9
Purchases of treasury stock	-	(500.0)
Payment of financing costs of long-term debt	-	(10.6)
Net cash (used in) provided by financing activities	(647.4)	584.9

Effect of exchange rate changes on cash and cash investments	4.5	(4.8)

Net decrease in cash and cash investments	(7.4)	(13.0)
Cash and cash investments, beginning of period	20.5	33.5
Cash and cash investments, end of period	$13.1	$20.5

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Constellation Brands, Inc. and Subsidiaries
SEGMENT INFORMATION
(in millions)

	Three Months Ended			Year Ended
	February 28, 2009	February 29, 2008	Percent Change	February 28, 2009	February 29, 2008	Percent Change

Segment Net Sales and Operating Income
Constellation Wines
Branded wine net sales	$618.8	$746.8	(17%)	$3,015.3	$3,016.9	-
Wholesale and other net sales	23.7	42.5	(44%)	220.6	341.9	(35%)
Segment net sales	$642.5	$789.3	(19%)	$3,235.9	$3,358.8	(4%)
Operating income	$106.5	$145.4	(27%)	$621.8	$558.4	11%
% Net sales	16.6%	18.4%		19.2%	16.6%
Equity in earnings of equity method investees	$0.8	$1.7	(53%)	$17.6	$18.8	(6%)

Constellation Spirits
Segment net sales	$92.6	$95.1	(3%)	$418.7	$414.2	1%
Operating income	$16.8	$13.9	21%	$69.6	$72.0	(3%)
% Net sales	18.1%	14.6%		16.6%	17.4%

Crown Imports
Segment net sales	$433.9	$462.5	(6%)	$2,393.2	$2,391.0	-
Operating income	$93.2	$82.4	13%	$504.1	$509.0	(1%)
% Net sales	21.5%	17.8%		21.1%	21.3%

Consolidation and Eliminations
Segment net sales	$(433.9)	$(462.5)	(6%)	$(2,393.2)	$(2,391.0)	-
Operating income	$(93.2)	$(82.4)	13%	$(504.1)	$(509.0)	(1%)
Equity in earnings of Crown Imports	$46.5	$41.2	13%	$252.3	$255.1	(1%)

Corporate Operations and Other
Consolidated net sales	$735.1	$884.4	(17%)	$3,654.6	$3,773.0	(3%)
Operating loss	$(21.3)	$(22.2)	(4%)	$(93.4)	$(85.5)	9%
% Net sales	2.9%	2.5%		2.6%	2.3%

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Constellation Brands, Inc. and Subsidiaries
GEOGRAPHIC INFORMATION
(in millions)

	Three Months Ended				Currency
	February 28,	February 29,	Percent	Currency	Percent
	2009	2008	Change	Impact	Change(3)
Geographic Net Sales (1)(2)
North America	$553.2	$611.1	(9%)	(3%)	(7%)
Branded wine	$459.0	$501.7	(9%)	(3%)	(5%)
Spirits	$92.6	$95.1	(3%)	-	(3%)
Wholesale and other	$1.6	$14.3	(89%)	(12%)	(77%)

Europe	$111.9	$173.7	(36%)	(23%)	(12%)
Branded wine	$91.4	$148.8	(39%)	(22%)	(16%)
Wholesale and other	$20.5	$24.9	(18%)	(29%)	12%

Australia/New Zealand	$70.1	$99.6	(30%)	(25%)	(5%)
Branded wine	$68.4	$96.3	(29%)	(25%)	(4%)
Wholesale and other	$1.7	$3.3	(48%)	(18%)	(30%)

							Organic
							Constant
	Three Months Ended						Currency
	February 28,	February 29,	Percent	Acquisition	Divestiture	Currency	Percent
	2009	2008	Change	Impact(4)	Impact(5)	Impact	Change(3)
Branded Wine Geographic Net Sales (1)(2)
North America	$459.0	$501.7	(9%)	-	(6%)	(3%)	1%
Europe	91.4	148.8	(39%)	-	-	(22%)	(16%)
Australia/New Zealand	68.4	96.3	(29%)	-	-	(25%)	(4%)
Consolidated branded wine net sales	$618.8	$746.8	(17%)	-	(4%)	(10%)	(4%)

					Constant
	Year Ended				Currency
	February 28,	February 29,	Percent	Currency	Percent
	2009	2008	Change	Impact	Change(3)
Geographic Net Sales (1)(2)
North America	$2,651.8	$2,488.2	7%	(1%)	7%
Branded wine	$2,154.7	$2,005.6	7%	(1%)	8%
Spirits	$418.7	$414.2	1%	-	1%
Wholesale and other	$78.4	$68.4	15%	(3%)	18%

Europe	$648.4	$885.9	(27%)	(9%)	(18%)
Branded wine	$521.3	$637.9	(18%)	(10%)	(8%)
Wholesale and other	$127.1	$248.0	(49%)	(6%)	(43%)

Australia/New Zealand	$354.5	$398.9	(11%)	(6%)	(5%)
Branded wine	$339.3	$373.4	(9%)	(7%)	(3%)
Wholesale and other	$15.2	$25.5	(40%)	(1%)	(40%)

							Organic
							Constant
	Year Ended						Currency
	February 28,	February 29,	Percent	Acquisition	Divestiture	Currency	Percent
	2009	2008	Change	Impact(4)	Impact(5)	Impact	Change(3)
Branded Wine Geographic Net Sales (1)(2)
North America	$2,154.7	$2,005.6	7%	7%	(6%)	(1%)	8%
Europe	521.3	637.9	(18%)	-	1%	(10%)	(9%)
Australia/New Zealand	339.3	373.4	(9%)	-	-	(7%)	(3%)
Consolidated branded wine net sales	$3,015.3	$3,016.9	-	5%	(4%)	(4%)	3%

(1)
Refer to discussion under "Reconciliation of Reported, Organic and Constant Currency Net Sales" on following page for definition of constant currency net sales and organic constant currency net sales and reasons for use.

(2)	Net sales are attributed to countries based on the location of the selling company.

(3)	May not sum due to rounding as each item is computed independently.

(4)
Acquisition impact includes net sales of branded wine acquired in the BWE Acquisition for the period March 1, 2008, through November 30, 2008, included in the year ended February 28, 2009.  No adjustments have been made for the period December 1, 2008, through December 16, 2008, included in the three months and year ended February 28, 2009, as amounts are not significant.

(5)
Divestiture impact includes (i)  the removal of Almaden and Inglenook branded wine net sales for the period December 1, 2007, through February 29, 2008, included in the three months ended February 29, 2008, and for the period March 1, 2007, through February 29, 2008, included in the year ended February 29, 2008; (ii)  the removal of branded wine net sales associated with the Pacific Northwest brands for the period December 1, 2007, through February 29, 2008, included in the three months ended February 29, 2008, and for the period June 1, 2007, through February 29, 2008, included in the year ended February 29, 2008; and (iii)  the add-back of U.K. branded wine net sales previously sold through the U.K. wholesale business for the period March 1, 2007, through April 16, 2007, included in the year ended February 29, 2008.

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

As the company formed its U.K. wholesale joint venture on April 17, 2007; acquired BWE on December 17, 2007; sold its Almaden and Inglenook wine brands on February 28, 2008; sold certain Pacific Northwest wine brands on June 5, 2008; and exited certain spirits production contracts in connection with the sale of a Canadian distilling facility on August 31, 2008, organic net sales for the respective periods are defined by the company as reported net sales plus/less net sales of U.K. wholesale, U.K. branded wine, BWE products, Almaden and Inglenook branded wine, Pacific Northwest brands, or contract production services, as appropriate.  As the company acquired Svedka on March 19, 2007, organic net sales for the year ended February 28, 2009, have not been adjusted for net sales of Svedka products during the period March 1, 2008, through March 18, 2008, as amounts are not significant.  Organic net sales and percentage increase (decrease) in constant currency net sales (which excludes the impact of year over year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the company.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.

					Constant					Constant
	Three Months Ended				Currency	Year Ended				Currency
	February 28,	February 29,	Percent	Currency	Percent	February 28,	February 29,	Percent	Currency	Percent
	2009	2008	Change	Impact	Change(1)	2009	2008	Change	Impact	Change(1)
Consolidated Net Sales
Branded wine	$618.8	$746.8	(17%)	(10%)	(7%)	$3,015.3	$3,016.9	-	(4%)	4%
Wholesale and other	23.7	42.5	(44%)	(23%)	(22%)	220.6	341.9	(35%)	(5%)	(30%)
Spirits	92.6	95.1	(3%)	-	(3%)	418.7	414.2	1%	-	1%
Consolidated reported net sales	735.1	884.4	(17%)	(9%)	(8%)	3,654.6	3,773.0	(3%)	(3%)	-
Less: BWE (2)	-	-				(147.3)	-
Less: U.K. wholesale, net of U.K. branded wine (3)	-	-				-	(117.1)
Less: Almaden and Inglenook branded wine net sales (4)	-	(24.4)				-	(106.8)
Less: Pacific Northwest branded wine net sales (5)	-	(5.8)				-	(21.6)
Less: Spirits contract production services net sales (6)	-	(8.0)				-	(19.1)
Consolidated organic net sales	$735.1	$846.2	(13%)	(10%)	(3%)	$3,507.3	$3,508.4	-	(4%)	4%

Branded Wine Net Sales
Branded wine reported net sales	$618.8	$746.8	(17%)	(10%)	(7%)	$3,015.3	$3,016.9	-	(4%)	4%
Less: BWE (2)	-	-				(147.3)	-
Plus: U.K. branded wine (3)	-	-				-	8.4
Less: Almaden and Inglenook branded wine net sales (4)	-	(24.4)				-	(106.8)
Less: Pacific Northwest branded wine net sales (5)	-	(5.8)				-	(21.6)
Branded wine organic net sales	$618.8	$716.6	(14%)	(10%)	(4%)	$2,868.0	$2,896.9	(1%)	(4%)	3%

Wholesale and Other Net Sales
Wholesale and other reported net sales	$23.7	$42.5	(44%)	(23%)	(22%)	$220.6	$341.9	(35%)	(5%)	(30%)
Less: U.K. wholesale (3)	-	-				-	(125.5)
Wholesale and other organic net sales	$23.7	$42.5	(44%)	(23%)	(22%)	$220.6	$216.4	2%	(8%)	10%

Spirits Net Sales
Spirits reported net sales	$92.6	$95.1	(3%)	-	(3%)	$418.7	$414.2	1%	-	1%
Less: Spirits contract production services net sales (6)	-	(8.0)				-	(19.1)
Spirits organic net sales	$92.6	$87.1	6%	-	6%	$418.7	$395.1	6%	-	6%

(1)	May not sum due to rounding as each item is computed independently.

(2)
For the period March 1, 2008, through November 30, 2008, included in the year ended February 28, 2009.  No adjustments have been made for the period December 1, 2008, through December 16, 2008, included in the three months and year ended February 28, 2009, as amounts are not significant.

(3)	For the period March 1, 2007, through April 16, 2007, included in the year ended February 29, 2008.

(4)
For the period December 1, 2007, through February 29, 2008, included in the three months ended February 29, 2008, and March 1, 2007, through February 29, 2008, included in the year ended February 29, 2008.

(5)
For the period December 1, 2007, through February 29, 2008, included in the three months ended February 29, 2008, and June 1, 2007, through February 29, 2008, included in the year ended February 29, 2008.

(6)
For the period December 1, 2007, through February 29, 2008, included in the three months ended February 29, 2008, and September 1, 2007, through February 29, 2008, included in the year ended February 29, 2008.

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(in millions, except per share data)

	Three Months Ended February 28, 2009					Three Months Ended February 29, 2008					Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)

	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(2)	Other(3)	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(2)	Other(3)	Comparable Basis (Non-GAAP)
Net sales	$ 735.1				$ 735.1	$ 884.4				$ 884.4	(17%)	(17%)
Cost of product sold	(543.9)	5.5	11.8	37.0	(489.6)	(572.7)	3.3	15.3		(554.1)	(5%)	(12%)
Gross profit	191.2	5.5	11.8	37.0	245.5	311.7	3.3	15.3	-	330.3	(39%)	(26%)
Selling, general and administrative expenses ("SG&A")	(171.2)		27.7		(143.5)	(227.1)		28.6	5.3	(193.2)	(25%)	(26%)
Impairment of goodwill and intangible assets	(278.6)		0.4	278.2	-	(812.2)		7.4	804.8	-	NM	N/A
Restructuring charges	(27.7)		27.7		-	(6.2)		6.2		-	NM	N/A
Acquisition-related integration costs	(0.6)		0.6		-	(6.6)		6.6		-	NM	N/A
Operating (loss) income	(286.9)	5.5	68.2	315.2	102.0	(740.4)	3.3	64.1	810.1	137.1	NM	(26%)
Equity in (losses) earnings of equity method investees	(31.9)			79.2	47.3	27.8			15.1	42.9	NM	10%
EBIT					149.3					180.0	N/A	(17%)
Interest expense, net	(70.7)				(70.7)	(93.0)				(93.0)	(24%)	(24%)
(Loss) income before income taxes	(389.5)	5.5	68.2	394.4	78.6	(805.6)	3.3	64.1	825.2	87.0	NM	(10%)
(Provision for) benefit from income taxes	(17.3)	(2.2)	(7.2)	(5.2)	(31.9)	(29.2)	(1.2)	(14.5)	31.7	(13.2)	NM	142%
Net (loss) income	$ (406.8)	$ 3.3	$ 61.0	$ 389.2	$ 46.7	$ (834.8)	$ 2.1	$ 49.6	$ 856.9	$ 73.8	NM	(37%)
Diluted (loss) earnings per common share	$ (1.88)				$ 0.21	$ (3.91)				$ 0.34	NM	(38%)
Weighted Average Common Shares Outstanding - Diluted(4)	194.669				219.850	191.946				219.199

Gross margin	26.0%				33.4%	35.2%				37.3%
SG&A as a percent of net sales	23.3%				19.5%	25.7%				21.8%
Operating margin	NM				13.9%	NM				15.5%
Effective tax rate	NM				40.6%	NM				15.2%

NM = Not Meaningful

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(in millions, except per share data)

	Year Ended February 28, 2009					Year Ended February 29, 2008					Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)

	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(5)	Other(6)	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(5)	Other(6)	Comparable Basis (Non-GAAP)
Net sales	$ 3,654.6				$ 3,654.6	$ 3,773.0				$ 3,773.0	(3%)	(3%)
Cost of product sold	(2,424.6)	22.2	68.0	37.1	(2,297.3)	(2,491.5)	11.4	22.1	0.1	(2,457.9)	(3%)	(7%)
Gross profit	1,230.0	22.2	68.0	37.1	1,357.3	1,281.5	11.4	22.1	0.1	1,315.1	(4%)	3%
Selling, general and administrative expenses ("SG&A")	(830.4)		71.1		(759.3)	(807.3)		31.8	5.3	(770.2)	3%	(1%)
Impairment of goodwill and intangible assets	(300.4)		22.2	278.2	-	(812.2)		7.4	804.8	-	NM	N/A
Restructuring charges	(68.0)		68.0		-	(6.9)		6.9		-	NM	N/A
Acquisition-related integration costs	(8.2)		8.2		-	(11.8)		11.8		-	(31%)	N/A
Operating income (loss)	23.0	22.2	237.5	315.3	598.0	(356.7)	11.4	80.0	810.2	544.9	NM	10%
Equity in earnings of equity method investees	186.6			83.3	269.9	257.9	0.9		15.1	273.9	(28%)	(1%)
EBIT					867.9					818.8	N/A	6%
Interest expense, net	(316.4)				(316.4)	(341.8)				(341.8)	(7%)	(7%)
(Loss) income before income taxes	(106.8)	22.2	237.5	398.6	551.5	(440.6)	12.3	80.0	825.3	477.0	NM	16%
(Provision for) benefit from income taxes	(194.6)	(8.5)	(24.3)	27.2	(200.2)	(172.7)	(4.4)	(10.5)	31.6	(156.0)	NM	28%
Net (loss) income	$ (301.4)	$ 13.7	$ 213.2	$ 425.8	$ 351.3	$ (613.3)	$ 7.9	$ 69.5	$ 856.9	$ 321.0	NM	9%
Diluted (loss) earnings per common share	$ (1.40)				$ 1.60	$ (2.83)				$ 1.44	NM	11%
Weighted Average Common Shares Outstanding - Diluted(4)	193.906				219.930	195.135				222.925

Gross margin	33.7%				37.1%	34.0%				34.9%
SG&A as a percent of net sales	22.7%				20.8%	21.4%				20.4%
Operating margin	NM				16.4%	NM				14.4%
Effective tax rate	NM				36.3%	NM				32.7%

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
NOTES

(1)
The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP"). However, non-GAAP financial measures, as defined in the reconciliation tables above, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting. In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance. See the tables above for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months and year ended February 28, 2009, and February 29, 2008. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. Please refer to the company's Web site at http://www.cbrands.com/CBI/investors.htm for more detailed description and further discussion of these non-GAAP financial measures.

(2)
For the three months ended February 28, 2009, strategic business realignment items consist primarily of (i) costs recognized by the company in connection with the Australian Initiative of $29.2 million, net of a tax benefit of $0.0 million, and the Fiscal 2007 Wine Plan of $6.5 million, net of a tax benefit of $2.2 million, and (ii) a loss, primarily on assets held for sale, in connection with the March 2009 disposal of the value spirits business of $19.6 million, net of a tax benefit of $5.6 million. For the three months ended February 29, 2008, strategic business realignment items consist primarily of (i) a loss on the sale of the Almaden and Inglenook wine brands of $27.6 million, net of a tax benefit of $0.2 million, and (ii) costs recognized by the company primarily in connection with the Fiscal 2008 Plan of $22.6 million, net of a tax benefit of $12.4 million.

(3)
For the three months ended February 28, 2009, other consists primarily of (i) an impairment of goodwill and intangible assets of $271.6 million, net of a tax benefit of $6.6 million, (ii) an impairment of equity method investments of $79.2 million, net of a tax benefit of $0.0 million, and a loss on the adjustment of certain inventory, primarily Australian, related to prior years of $32.1 million, net of a tax benefit of $4.9 million. For the three months ended February 29, 2008, other consists primarily of (i) an impairment of goodwill and intangible assets of $796.4 million, net of a tax benefit of $8.4 million, (ii) an impairment of equity method investment of $15.1 million, net of a tax benefit of $0.0 million, and (iii) a valuation allowance against net operating loss carryforwards in Australia of $51.7 million, partially offset by (iv) a tax benefit related to prior years stock option exercises of $10.0 million.

(4)
In accordance with the antidilution provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"), the dilutive impact of potential common shares is excluded from the company's reported diluted weighted average common shares outstanding. As a result of the company having net income on a comparable basis, the dilutive impact of potential common shares is included in the company's comparable diluted weighted average common shares outstanding.

(5)
For the year ended February 28, 2009, strategic business realignment items consist primarily of (i)  costs recognized by the company in connection with the Australian Initiative of $139.3 million, net of a tax benefit of $0.6 million, the Fiscal 2007 Wine Plan of $15.7 million, net of a tax benefit of $5.8 million, and the Fiscal 2008 Plan of $10.0 million, net of a tax benefit of $4.1 million; (ii)  a loss, primarily on assets held for sale, in connection with the March 2009 disposal of the value spirits business of $19.6 million, net of a tax benefit of $5.6 million; and (iii)  a loss in connection with the June 2008 disposal of the Pacific Northwest wine brands of $17.1 million, net of a tax benefit of $6.1 million.  For the year ended February 29, 2008, strategic business realignment items consist primarily of (i)  a loss on the sale of the Almaden and Inglenook wine brands of $27.6 million, net of a tax benefit of $0.2 million; (ii)  a loss on disposal in connection with the company's contribution of its U.K. wholesale business of $13.8 million, including $7.2 million additional tax expense; and (iii)  costs recognized by the company primarily in connection with the Fiscal 2008 Plan of $23.8 million, net of a tax benefit of $13.0 million, the Fiscal 2007 Wine Plan of $5.3 million, net of a tax benefit of $2.1 million and the Fiscal 2006 Plan of $2.3 million, net of a tax benefit of $1.5 million; partially offset by (iv)  a realized gain on a prior non-strategic asset sale of $4.8 million, net of additional tax expense of $0.0 million.

(6)
For the year ended February 28, 2009, other consists primarily of (i) an impairment of goodwill and intangible assets of $271.6 million, net of a tax benefit of $6.6 million, (ii) impairments of equity method investments of $83.3 million, net of a tax benefit of $0.0 million, (iii) $38.7 million associated with the recognition of income tax expense in connection with the gain on settlement of certain foreign currency economic hedges and (iv) a loss on the adjustment of certain inventory, primarily Australian, related to prior years of $32.1 million, net of a tax benefit of $4.9 million. For the year ended February 29, 2008, other consists primarily of (i) an impairment of goodwill and intangible assets of $796.4 million, net of a tax benefit of $8.4 million, (ii) an impairment of equity method investment of $15.1 million, net of a tax benefit of $0.0 million, and (iii) a valuation allowance against net operating loss carryforwards in Australia of $51.7 million, partially offset by (iv) a tax benefit related to prior years stock option exercises of $10.0 million.

DEFINITIONS

Global Initiative
The company's plan announced in April 2009 to simplify its business, increase efficiencies and reduce its cost structure on a global basis.

Australian Initiative
The company's plan announced in August 2008 to sell certain assets and implement operational changes designed to improve the efficiencies and returns associated with its Australian business.

Fiscal 2008 Plan
The company's plan announced in November 2007 to streamline certain of its international operations, primarily in Australia, and its plan announced in January 2008 to streamline certain of its operations in the U.S., primarily in connection with the restructuring and integration of the operations of BWE (collectively, the "Fiscal 2008 Plan").

Fiscal 2007 Wine Plan
The company's plan announced in August 2006 to invest in new distribution and bottling facilities in the U.K. and to streamline certain Australian wine operations (collectively, the "Fiscal 2007 Wine Plan").

Vincor Plan
The company's plan announced in July 2006 to restructure and integrate the operations of Vincor International Inc. (the "Vincor Plan").

Fiscal 2006 Plan
The company's worldwide wine reorganization plan announced in fiscal 2006, including its program to consolidate certain west coast production processes in the U.S. (collectively, the "Fiscal 2006 Plan").

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
(in millions, except per share data)

Diluted Earnings Per Share Guidance	Range for the Year Ending February 28, 2010

Forecasted diluted earnings per share - reported basis (GAAP)	$0.97	$1.07
Inventory step-up	0.03	0.03
Strategic business realignment (1)	0.60	0.60
Forecasted diluted earnings per share - comparable basis (Non-GAAP) (3)	$1.60	$1.70

Actual for the Year Ended February 28, 2009

Diluted loss per share - reported basis (GAAP)	$(1.40)
Inventory step-up	0.06
Strategic business realignment (1)	0.97
Other (2)	1.94
Impact of anti-dilutive potential common shares (4)	0.03
Diluted earnings per share - comparable basis (Non-GAAP) (3)	$1.60

(1)
Includes $0.34, $0.17, $0.06 and $0.03 diluted earnings per share for the year ending February 28, 2010, associated with the Global Initiative; tax expense associated with the March 2009 disposal of the value spirits business; the Australian Initiative; and other previously announced restructuring plans, respectively.  Includes $0.63, $0.09, $0.08, $0.08, $0.05, $0.02 and $0.02 diluted earnings per share for the year ended February 28, 2009, associated with the Australian Initiative; a loss, primarily on assets held for sale, in connection with the March 2009 disposal of the value spirits business; a loss in connection with the June 2008 disposal of the Pacific Northwest wine brands; the Fiscal 2007 Wine Plan; the Fiscal 2008 Plan; a loss in connection with the sale of a nonstrategic Canadian distilling facility; and other previously announced restructuring plans, respectively.(3)

(2)
Includes $1.23, $0.38, $0.18 and $0.15 diluted earnings per share for the year ended February 28, 2009, associated with impairments of certain goodwill and intangible assets; impairments of certain equity method investments; the recognition of income tax expense in connection with the gain on settlement of certain foreign currency economic hedges; and a loss on the adjustments of certain inventory, primarily Australian; related to prior years; respectively.  The amounts associated with the impairments of certain goodwill, intangible assets and equity method investments represent the company's current estimates and are subject to change in connection with the completion of the company's annual impairment testing.(3)

(3)	May not sum due to rounding as each item is computed independently.

(4)
In accordance with the antidilution provisions of SFAS No. 128, the dilutive impact of potential common shares is excluded from the company's reported diluted loss per share calculation for the year ended February 28, 2009.  As a result of the company having net income on a comparable basis for the year ended February 28, 2009, the dilutive impact of potential common shares is included in the company's comparable diluted earnings per share calculation.

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes.  A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.  Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2010

Net cash provided by operating activities (GAAP)	$380.0	$440.0
Purchases of property, plant and equipment	(150.0)	(170.0)
Free cash flow (Non-GAAP)	$230.0	$270.0

	Actual for the Year Ended February 28, 2009	Actual for the Year Ended February 29, 2008

Net cash provided by operating activities (GAAP)	$506.9	$519.8
Purchases of property, plant and equipment	(128.6)	(143.8)
Free cash flow (Non-GAAP)	$378.3	$376.0